EXHIBIT 10.1
                                                                    ------------

                               December 11, 2002


GTS PREPAID, INC.
10 Stow Road, Suite 200
Marlton, NJ 08053

                        Consignment and Agency Agreement
                        --------------------------------

Dear Sir/Madam:

          This letter sets forth our agreement pursuant to which Cellular Technical Services Company, Inc., a Delaware corporation ("Consignor"), will, as of January 3, 2003 (i) provide GTS Prepaid, Inc., a Utah corporation ("Consignee") with the inventory set forth on Schedule A hereto (the "Inventory"), (ii) authorize Consignee to sell such Inventory on a consignment basis and (iii) authorize Consignee to act as its agent to collect the Accounts Receivable set forth on Schedule B hereto (the "Accounts Receivable"). Consignor has acquired the Inventory and Accounts Receivable pursuant to foreclosure under a security agreement between Consignee and Isis Tele-Communications, Inc., a Delaware corporation ("Isis").

          1. Consignment of Inventory. Consignor is providing and Consignee is receiving the Inventory on a consignment basis to hold and sell the Inventory in accordance with this Agreement. Consignee may sell the Inventory at such price it may determine but in any event, and irrespective of the sale price, Consignee shall be liable to Consignor for the price of such Inventory on Schedule A (as such price is mutually agreed to between Consignor and Consignee). Consignor is and shall remain the owner of all Inventory and upon sale of Inventory by Consignee, title thereto shall pass to such purchaser upon full payment for such Inventory.

          2. Sale of Inventory. Upon the sale of Inventory by Consignee, the proceeds of such sale less the excess of the sales price above the price for such Inventory (the "Proceeds") are and remain the property of Consignor and shall be held in trust for and delivered to Consignor as hereinafter provided. Consignee shall (i) maintain an accurate daily sales record of all Inventory sold, (ii) advise Consignor of any disputes arising in respect of Inventory as they arise, (iii) maintain a current list of all Inventory in its possession and
(iv) shall send copies of such records and list on a daily basis, by facsimile, to Consignor at (206) 269-1404, Attention: Bruce York.

          3. Collection of Accounts Receivable. Consignor hereby assigns and Consignee accepts assignment of the Accounts Receivable and agrees to act as Consignor's agent for collection of the Accounts Receivable. Consignee shall use diligent and commercially reasonable efforts to collect the Accounts Receivable. Consignee shall (i) maintain an accurate daily record of all Accounts Receivable collected, (ii) advise Consignor of any disputes arising in respect of Accounts Receivable as they arise, (iii) maintain a current list of all uncollected Accounts Receivable in its possession and (iv) send copies of the daily record of Accounts Receivable collected, disputes and uncollected Accounts Receivable on a daily basis, by facsimile, to Bruce York, at the facsimile number set forth in Section 2 above. Consignee shall

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have no authority to compromise the amount of any Account Receivable without the consent of Consignor.

          4. Initial Meeting. On January 28, 2003, Consignor and Consignee shall meet to discuss the status of sales of Inventory and collections of Accounts Receivable and any problems or issues that have arisen to date in connection therewith.

          5. Payment for Inventory Sold and Remittance of Accounts Receivable Collected. On February 21, 2003, Consignee shall pay Consignor by wire transfer to a bank account specified by Consignor, the sum total of (i) all Proceeds then collected for all Inventory sold less the excess of the sales price above the price for such Inventory as set forth on Schedule A and (ii) all Accounts Receivable then collected.

          6. Report and Meeting. On February 27, 2003, Consignee shall provide to Consignor a written report certified by its President setting forth (i) all sales of Inventory made, set forth by date, the Proceeds permitted to Consignor with respect to each item of Inventory sold and a list all remaining unsold items of Inventory, and (ii) the Accounts Receivable collected, set forth by date, the amount representing the collections remitted to Consignor and all uncollected Accounts Receivable. On such date the parties shall determine whether to extend the parties acting hereby or otherwise agree as to the treatment of unsold items of Inventory and uncollected Accounts Receivable.

          7. Continuing Security Interest. As security for the timely and full payment and satisfaction of the payment and other obligations of Consignee under this Agreement, Consignee hereby grants to Consignor a continuing security interest in and to all of Consignee's right, title and interest in and to any and all Accounts Receivable and Inventory, wherever located, and any and all proceeds (including, without limitation, insurance proceeds), accounts, books and records, instruments, documents, goods, chattel paper, inventory, contract rights, litigation claims and rights, insurance policies and rights, and payment intangibles and other general intangibles of Consignee arising out of such Accounts Receivable and Inventory.

          8. Financing Statements. Consignee authorizes Consignor to file, at any time and from time to time, any financing statements and continuation statements, in any applicable jurisdictions, in each case, as is necessary or useful to perfect or continue the security interest granted by Consignee. Any such statements may be filed by Consignor with or without the signature of Consignee or Consignor or the further authorization of Consignee.

          9. Customers. Set forth on Schedule C hereto is a list of the customers of Isis (the "Customers"). To the extent that during the 16 months following the date of this Agreement, Consignee (or any successor or assignee) generates at least $8,000,000 in gross sales to the Customers, or Consignee signs a minimum two year agreement with Store 24 for all prepaid products, Consignor (or any successor or assignee) shall be entitled to receive 2,000 shares of Common Stock of Consignee or of any such successor or assignee. Within 60 days after the end of such 16 month period, Consignee shall provide a certificate of its President certifying the gross sales to Customers during the period and if the requisite sales have been met, the shares shall be promptly issued to Consignor.

          10. Employees. Set forth on Schedule D is a list of the names of those employees of Consignor that Consignee plans to make offers of employment following the execution of this Agreement for the purpose of, among other things, employing said employees as salespeople to solicit the Customers. Consignor consents to any subsequent hiring of such employees by the Consignee.

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          11. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to its principles of conflicts of law. The parties agree that any action hereunder shall be brought in the federal or state courts located in New Jersey and waive any defense of forum non conveniens. This Agreement may be executed in counterparts, each of which shall be an original, but all of such counterparts shall constitute one and the same instrument. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. This Agreement expresses the entire understanding of the parties with respect to the subject matter hereof and may not be modified, amended or resolved except by an instrument in writing.

          If the foregoing is acceptable to you, please so indicate by signing in the space provided below and returning a signed copy of this letter to us for our records.

                                Very truly yours,

                                CELLULAR TECHNICAL SERVICES COMPANY, INC.


                                By:  /s/ Stephen Katz
                                   --------------------------------------
                                   Name:  Stephen Katz
                                   Title: Chairman and Chief Executive
                                           Officer

AGREED

GTS PREPAID, INC.


By:  /s/ Randy Cherkas
   -----------------------------
   Name: Randy Cherkas
   Title: President